As filed with the Securities and Exchange Commission on September 18, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Verity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0182779
(State of Incorporation)	(I.R.S. Employer Identification No.)

894 Ross Drive
Sunnyvale, California 94089
(Address of principal executive offices, including zip code)

1996 Nonstatutory Stock Option Plan
(Full title of the plans)

Anthony J. Bettencourt
President and Director
Verity, Inc.
894 Ross Drive
Sunnyvale, California 94089
(408) 541-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Timothy J. Moore, Esq.
Brett D. White, Esq.
Cooley Godward LLP
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered	Amount to be Registered(1)	Price per Share(2)	Offering Price(2)	Registration Fee

Common Stock, par value $0.001 per share	5,000,000 shares	$9.885	$49,425,000.00	$4,547.10

(1)	5,000,000 shares to be registered pursuant to the 1996 Nonstatutory Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on September 13, 2002 as reported on the Nasdaq National Market, pursuant to Rule 457(c).

PART II

Item 3. Incorporation of Documents by Reference

     The following documents filed by Verity, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002, filed on August 16, 2002, including all material incorporated by reference therein, as amended by the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended May 31, 2002, filed on August 29, 2002, including all material incorporated by reference therein; and

     (b)  The description of the Registrant’s Common Stock contained in Registration Statement on Form 8-A (No. 33-96228) filed on September 28, 1995 and Registration Statement on Form 8-A (No. 000-26880) filed on October 10, 1996.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The legality of the Common Stock offered hereby will be passed upon for the Registrant by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain members of Cooley Godward LLP own an aggregate of approximately 4,614 shares of the Registrant’s Common Stock and options to purchase approximately 56,916 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers

     Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors’ “duty of care.” While the relevant statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors’ duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

     The Registrant has adopted provisions in its Certificate of Incorporation, as amended, which eliminate the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Registrant’s state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

3.1	Restated Certificate of Verity, Inc.	(1)

3.2	By-Laws of Verity, Inc.	(1)

4.1	Reference is made to Exhibits 3.1 and 3.2

4.2	Amended and Restated Rights Agreement, dated August 1, 1995, as amended	(2)

4.3	Form of Rights Agreement, dated September 18, 1996, by and between Verity, Inc. and First National Bank of Boston, as Rights Agent	(3)

4.4	First Amendment to Rights Agreement, dated July 23, 1999, by and between Verity, Inc. and BankBoston, N.A.	(4)

5.1	Opinion of Cooley Godward LLP	(5)

23.1	Consent of PricewaterhouseCoopers LLP	(5)

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement	(5)

24	Power of Attorney is contained on the signature pages	(5)

99.1	1996 Nonstatutory Stock Option Plan, as amended on July 25, 2002	(5)

(1)	Incorporated by reference from the exhibits with corresponding numbers in the Registrant’s Form 10-Q for the quarter ended November 30, 2000

(2)	Incorporated by reference from the exhibits with corresponding numbers in the Registrant’s Registration Statement on Form 8-A (No. 33-96228), as filed with the Securities and Exchange Commission on September 28, 1995

(3)	Incorporated by reference from Exhibit No. 1 in the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 10, 1996

(4)	Incorporated by reference from Exhibit No. 99.2 in the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 29, 1999

(5)	Filed herewith.

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

     (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 18, 2002.

VERITY, INC

By:	/s/ Gary J. Sbona

Gary J. Sbona Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Sbona and Todd K. Yamami, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary J. Sbona (Gary J. Sbona)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 18, 2002

/s/ Anthony J. Bettencourt (Anthony J. Bettencourt)	President and Director	September 18, 2002

/s/ Todd K. Yamami (Todd K. Yamami)	Chief Financial Officer (Principal Financial Officer)	September 18, 2002

/s/ Paul H. Cook (Paul H. Cook)	Corporate Controller (Principal Accounting Officer)	September 18, 2002

/s/ Steven M. Krausz (Steven M. Krausz)	Director	September 18, 2002

/s/ Stephen A. MacDonald (Stephen A. MacDonald)	Director	September 18, 2002

/s/ Karl C. Powell, Jr. (Karl C. Powell, Jr.)	Director	September 18, 2002

/s/ Charles P. Waite, Jr. (Charles P. Waite, Jr.)	Director	September 18, 2002

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Restated Certificate of Verity, Inc.	(1)

3.2	By-Laws of Verity, Inc.	(1)

4.1	Reference is made to Exhibits 3.1 and 3.2

4.2	Amended and Restated Rights Agreement, dated August 1, 1995, as amended	(2)

4.3	Form of Rights Agreement, dated September 18, 1996, by and between Verity, Inc. and First National Bank of Boston, as Rights Agent	(3)

4.4	First Amendment to Rights Agreement, dated July 23, 1999, by and between Verity, Inc. and BankBoston, N.A.	(4)

5.1	Opinion of Cooley Godward LLP	(5)

23.1	Consent of PricewaterhouseCoopers LLP	(5)

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement	(5)

24	Power of Attorney is contained on the signature pages	(5)

99.1	1996 Nonstatutory Stock Option Plan, as amended on July 25, 2002	(5)

(1)	Incorporated by reference from the exhibits with corresponding numbers in the Registrant’s Form 10-Q for the quarter ended November 30, 2000

(2)	Incorporated by reference from the exhibits with corresponding numbers in the Registrant’s Registration Statement on Form 8-A (No. 33-96228), as filed with the Securities and Exchange Commission on September 28, 1995

(3)	Incorporated by reference from Exhibit No. 1 in the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 10, 1996

(4)	Incorporated by reference from Exhibit No. 99.2 in the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 29, 1999

(5)	Filed herewith.